SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549



                                   Form 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                          The Securities Act of 1934


                                August 25, 1995
                               (Date of Report)


                            Metro Capital Corporation
            (Exact name of Registrant as specified in its charter)



    Wyoming                0-10006               84-0839926
(State or other         (Commission           (I.R.S. Employer
 jurisdiction of         File Number)         Identification No.)
 incorporation)


  716 College View Dr., Riverton, WY               82501
(Address of principal executive offices)         (Zip Code)


                                307-856-3800
                        (Registrant's telephone number,
                              including area code



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Item 5.  Other Events

     On August 22, 1995, the Company entered into a nonbinding letter of intent to acquire certain assets from Karlton Terry Oil Company and its principals. The assets are interests in and to over 15 producing oil and gas wells, and over a dozen prospects with potentially 26 wells to be drilled on oil and gas leases underlying major rivers. The interests are in producing fields in Louisiana, Kentucky and West Virginia. Under the terms of the proposed transaction, the assets which are valued at approximately $15 Million, would be acquired for shares of Class B Common Stock of Metro representing 80% of shares of common stock to be issued and outstanding. The Class B Common Stock is convertible into ordinary Common Stock (the only class of stock traded) in 30 to 36 months after issuance. Metro would transfer all of its assets, other than $700,000, to a wholly owned subsidiary. Current management of Metro will operate the subsidiary pursuant to a management agreement, and management of Karlton Terry Oil Company would control Metro and be responsible for operating and developing the acquired assets. The transaction is subject to further negotiation and the parties entering into a definitive agreement.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              METRO CAPITAL CORPORATION
                              (Registrant)


Date: August 25, 1995          /s/ Robert E. Thrailkill
                              Robert E. Thrailkill
                              President